Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-65380, 33-65382, 33-80433 and 333-53602) pertaining to the Health Management Associates, Inc. Retirement Savings Plan and various employee and director stock option plans of Health Management Associates, Inc. and Registration Statements (Form S-3 Nos. 333-86034 and 333-109756) of Health Management Associates, Inc. and in the related Prospectuses of our reports dated December 27, 2005 with respect to the consolidated financial statements and schedule of Health Management Associates, Inc., Health Management Associates, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Health Management Associates, Inc. included in the Annual Report (Form 10-K) for the year ended September 30, 2005.

/s/ ERNST & YOUNG LLP

Certified Public Accountants
Tampa, Florida
December 28, 2005